Exhibit 99.1

News Release
Independent Bank Corporation
230 West Main Street
Ionia, MI 48846
616.527.5820

For Release:	Immediately

Contact:	Robert Shuster, Chief Financial Officer, 616.522.1765

INDEPENDENT BANK CORPORATION REPORTS
2011 FOURTH QUARTER AND FULL YEAR RESULTS

IONIA, Mich., Feb. 2, 2012 - Independent Bank Corporation (NASDAQ: IBCP) reported a fourth quarter 2011 net loss applicable to common stock of $9.8 million, or $1.15 per share, versus a loss of $4.9 million, or $0.65 per share, in the prior-year period.  The net loss applicable to common stock for the year ended Dec. 31, 2011 was $24.4 million, or $2.94 per share, compared to a loss of $20.8 million, or $4.09 per share, for all of 2010.  The full year 2010 results included an $18.1 million gain on the extinguishment of debt that was recorded in June 2010.  Excluding the aforementioned gain on extinguishment of debt, the 2011 net loss applicable to common stock declined by $14.5 million compared to 2010, due primarily to declines in the provision for loan losses and in non-interest expenses that were partially offset by declines in net interest income and non-interest income.

Michael M. Magee, Chairman and CEO of Independent Bank Corporation, commented: “Although our fourth quarter and full year 2011 operating results fell short of our expectations, I believe that significant progress was made in our goal to return to consistent profitability.  Fourth quarter 2011 results did include approximately $6 million in additional non-interest expenses associated with the write-off of or additional reserves on certain receivables at our Chicago-based Mepco Finance Corporation, primarily as a result of a settlement of the bankruptcy estate of a  former business counterparty. In addition, in the last quarter of 2011, we established a valuation allowance of approximately $1 million on our remaining net deferred tax asset.  This net deferred tax asset was comprised of certain state income tax related items at Mepco.  The fourth quarter of 2011 also included credit costs (provision for loan losses, loan and collection expenses and net losses on other real estate and repossessed assets) of nearly $11 million.  During 2011, we made meaningful progress in reducing risk in our balance sheet, with declines in non-performing assets, troubled debt restructurings, watch credits, and payment plan and vehicle service contract counterparty receivables. We are optimistic that despite a challenging environment for revenue growth, the Company can return to profitability during 2012 through a combination of further reductions in credit costs and non-interest expenses.  Although we have been successful in improving our regulatory capital ratios and exceeding our goal of 11% total capital to risk-weighted assets, we continue to work with our financial advisors on strategies to further improve these ratios.  Our capital initiatives remain centered on strategies that preserve the potential future use of our net deferred tax asset, which totaled approximately $75.2 million at Dec. 31, 2011 and on which we have established a full valuation allowance.  The potential future recovery of this valuation allowance represents a source of capital that would be of significant value to our shareholders.”

Operating Results

The Company’s net interest income totaled $23.0 million during the fourth quarter of 2011, a decrease of $3.1 million, or 11.9% from the year-ago period, and a decrease of $0.8 million, or 3.4% from the third quarter of 2011.  The Company’s net interest income as a percent of average interest-earning assets (the “net interest margin”) was 4.40% during the fourth quarter of 2011, compared to 4.35% in the year-ago period, and 4.59% in the third quarter of 2011.  The year-over-year decrease in net interest income is due to a reduction in average interest-earning assets, which declined to $2.08 billion in the fourth quarter of 2011 compared to $2.38 billion in the year-ago quarter and $2.06 billion in the third quarter of 2011.  The year-over-year decline in average interest-earning assets primarily reflects the Company’s efforts to reduce total assets in order to improve its regulatory capital ratios.  The net interest margin increased from the year-ago period primarily due to a decline in the cost of funds which principally reflects a reduction in higher costing brokered time deposits during 2011.  However, the fourth quarter 2011 net interest margin decreased compared to the third quarter of 2011 due primarily to a change in asset mix, as higher yielding loans declined and lower yielding short-term investments increased.

For all of 2011, net interest income totaled $94.6 million, a decrease of $17.1 million, or 15.3% from 2010.  The Company’s net interest margin for all of 2011 increased to 4.42% compared to 4.36% in 2010.  The reasons for the decline in net interest income for full year 2011 are consistent with those described above for the comparative quarterly periods.

Service charges on deposits totaled $4.6 million and $18.3 million, respectively, for the fourth quarter and full year of 2011, representing decreases of 5.5% and 14.9%, respectively, from the comparable year ago periods.  These decreases principally relate to a decline in customer overdraft occurrences.

Interchange income totaled $2.3 million and $9.1 million for the fourth quarter and full year of 2011, respectively, representing increases of 4.6% and 10.1%, respectively, over the year ago comparative periods.  These increases primarily reflect a rise in customer debit card transaction volume and PIN-based interchange fees.

Net gains on the sale of mortgage loans were $3.5 million in the fourth quarter of 2011, compared to $4.3 million in the year-ago quarter.  For all of 2011, net gains on the sale of mortgage loans totaled $9.3 million compared to $12.3 million in 2010. The decrease in net gains relates primarily to a decline in mortgage loan sales volume.  Although mortgage loan interest rates hit record lows during the last half of 2011, refinance activity has been, to date, somewhat moderate as many borrowers already refinanced in earlier periods (and the interest rate differential between the rate at which they refinanced earlier and current interest rates is not that significant).  Also, many borrowers are unable to refinance because of negative equity in their homes or credit-related impediments.

Mortgage loan servicing generated a loss of $0.1 million in the fourth quarter of 2011, compared to income of $2.5 million in the year-ago period.  This decline was due to the change in the impairment reserve (a $0.2 million impairment charge in the fourth quarter of 2011 compared to a $2.7 million recovery in the year-ago quarter) that was partially offset by a $0.3 million decrease in the amortization of capitalized mortgage loan servicing rights.  The recovery of previously recorded impairment charges in the last quarter of 2010 primarily reflected higher mortgage loan interest rates at that time, resulting in lower estimated future prepayment rates.  However, during 2011 mortgage loan interest rates generally declined and hit record lows at the end of the year.  For all of 2011, mortgage loan servicing generated a loss of $2.0 million as compared to a loss of $0.5 million in 2010.  The full year comparative variance is primarily due to changes in the impairment reserve ($3.3 million charge in 2011 versus a $0.9 million charge in 2010).  Capitalized mortgage loan servicing rights totaled $11.2 million at Dec. 31, 2011 compared to $14.7 million at Dec. 31, 2010.  As of Dec. 31, 2011, the Company serviced approximately $1.77 billion in mortgage loans for others on which servicing rights have been capitalized.

Non-interest expenses totaled $36.7 million in the fourth quarter of 2011, compared to $40.4 million in the year-ago period.  The quarterly year-over-year decline in non-interest expenses was primarily due to decreases in net losses on other real estate and repossessed assets (down $3.1 million) and loan and collection costs (down $1.6 million).  For all of 2011, non-interest expenses totaled $133.9 million versus $155.0 million in 2010.  The full year decline in non-interest expenses was primarily due to decreases in loan and collection costs (down $2.9 million), vehicle service contract counterparty contingencies expense (down $7.6 million), net losses on other real estate and repossessed assets (down $3.9 million), credit card and bank service fees (down $2.1 million) and FDIC deposit insurance (down $3.3 million).

Fourth quarter and full year 2011 non-interest expenses included vehicle service contract counterparty contingencies expense of $6.0 million and $11.0 million, respectively (compared to $4.4 million and $18.6 million in the comparable respective periods in 2010) related to Mepco Finance Corporation’s (“Mepco”) business of purchasing and servicing payment plans for vehicle service contracts.  When consumers stop making payments or exercise their right to voluntarily cancel the service contract, the remaining unpaid balance of the payment plan is normally recouped by Mepco from the counterparties that sold the vehicle service contract and provided the coverage.  When counterparties do not honor their contractual obligations to Mepco to repay advanced funds, Mepco recognizes estimated probable incurred losses.  Mepco pursues collection (including commencing legal action) of funds due to it under its various contracts with counterparties.   The fourth quarter of 2011 included approximately $5.4 million of vehicle service contract counterparty contingencies expense and $0.5 million of legal and professional fees principally related to the settlement (in Dec. 2011) of the bankruptcy estate of Mepco’s former largest counterparty.  The $5.4 million charge primarily represents receivables that Mepco no longer expects to recover from the distribution of the bankruptcy estate assets.  Mepco has been and will continue to pursue various other counterparties to recover amounts due to Mepco as the result of this counterparty’s default.  At Dec. 31, 2011 and 2010 the Company had $29.3 million and $37.3 million, respectively, of vehicle service contract counterparty receivables, net.  During 2011, payment plan receivables declined by $86.2 million (or 42.9%) to $115.0 million at Dec. 31, 2011, due primarily to a planned reduction in such receivables.

Asset Quality

Commenting on asset quality, CEO Magee noted:  "We are pleased to report improvements in asset quality metrics in 2011 compared to 2010.  Our provision for loan losses decreased by $18.8 million, or 40.2%, primarily reflecting a reduction in non-performing loans and loan net charge-offs, as well as an overall decline in total loan balances.  Non-performing loans and loan net charge-offs declined by 11.4% and by 38.9%, respectively. In addition, thirty- to eighty-nine day delinquency rates at Dec. 31, 2011 were at 0.64% for commercial loans and 1.54% for mortgage and consumer loans. These are at or near the lowest levels that we have seen in many years.  We continue to focus on improving asset quality and reducing credit related costs."

A breakdown of non-performing loans(1) by loan type is as follows:

Loan Type	12/31/2011	12/31/2010	12/31/2009
	(Dollars in Millions)
Commercial	$29.3	$29.6	$50.4
Consumer/installment	3.5	4.2	8.4
Mortgage	26.2	30.9	48.0
Payment plan receivables(2)	0.9	2.9	3.1
Total	$59.9	$67.6	$109.9
Ratio of non-performing loans to total portfolio loans	3.80%	3.73%	4.78%
Ratio of non-performing assets to total assets	4.07%	4.22%	4.77%
Ratio of the allowance for loan losses to non-performing loans	98.33%	100.50%	74.35%

(1)	Excludes loans that are classified as “troubled debt restructured” that are still performing.
(2)
Represents payment plans for which no payments have been received for 90 days or more and for which Mepco has not yet completed the process to charge the applicable counterparty for the balance due. These balances exclude receivables due from Mepco counterparties related to the cancellation of payment plan receivables.

Non-performing loans have declined by $7.7 million, or 11.4%, since year-end 2010.  All categories of non-performing loans declined, but the principal decrease since year-end 2010 was in residential mortgage loans. The decline in non-performing loans primarily reflects loan net charge-offs, pay-offs, negotiated transactions and the migration of loans into ORE during 2011.  Non-performing commercial loans have declined by $48.7 million, or 62.5%, since they peaked in the fourth quarter of 2008.  Non-performing commercial loans now relate largely to delinquencies caused by cash-flow difficulties encountered by owners of income-producing properties (due to higher vacancy rates and/or lower rental rates).  Non-performing retail (residential mortgage and consumer/installment) loans have declined by $29.5 million, or 49.9%, since they peaked in the second quarter of 2009.  Non-performing residential mortgage loans are primarily due to delinquencies reflecting both weak economic conditions and soft residential real estate values.  Other real estate and repossessed assets totaled $34.0 million at Dec. 31, 2011, compared to $39.4 million at Dec. 31, 2010.

The provision for loan losses was $6.9 million and $7.5 million in the fourth quarters of 2011 and 2010, respectively.  For all of 2011, the provision for loan losses totaled $27.9 million versus $46.8 million in 2010.  The level of the provision for loan losses in each period reflects the Company’s overall assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans, and loan net charge-offs.  Loan net charge-offs were $6.9 million (1.70% annualized of average loans) in the fourth quarter of 2011, compared to $11.4 million (2.42% annualized of average loans) in the fourth quarter of 2010.  Loan net charge-offs were $37.0 million (2.20% of average loans) and $60.6 million (2.97% of average loans) for all of 2011 and 2010, respectively.  The declines in 2011 loan net charge-offs by category were: commercial loans $16.5 million, or 47.0%; mortgage loans $4.9 million, or 25.9%; and consumer/installment loans $2.2 million, or 36.2%.  At Dec. 31, 2011, the allowance for loan losses totaled $58.9 million, or 3.73% of portfolio loans, compared to $67.9 million, or 3.75% of portfolio loans, at Dec. 31, 2010.

Balance Sheet, Liquidity and Capital

Total assets were $2.31 billion at Dec. 31, 2011, a decrease of $227.8 million, or 9.0%, from Dec. 31, 2010.  Loans, excluding loans held for sale, were $1.58 billion at Dec. 31, 2011, compared to $1.81 billion at Dec. 31, 2010.  Deposits totaled $2.09 billion at Dec. 31, 2011, a decrease of $165.7 million from Dec. 31, 2010.  The decline in deposits is due to a planned reduction of brokered time deposits (“Brokered CDs”).  Excluding Brokered CDs, deposits increased by $65.6 million, or 3.3%, during 2011.

Cash and cash equivalents totaled $341.1 million at Dec. 31, 2011, versus $385.4 million at Dec. 31, 2010.  Although still at elevated levels, the Company has utilized some of its liquidity to reduce wholesale funding (Brokered CDs and other borrowings) and increase securities available for sale during 2011.

Shareholders’ equity totaled $102.6 million at Dec. 31, 2011, or 4.45% of total assets.  The Company’s wholly owned subsidiary, Independent Bank, remains “well capitalized” for regulatory purposes with the following ratios:

Regulatory Capital Ratio	12/31/2011	12/31/2010	Well Capitalized Minimum

Tier 1 capital to average total assets	6.77%	6.58%	5.00%
Tier 1 capital to risk-weighted assets	10.13%	9.77%	6.00%
Total capital to risk-weighted assets	11.41%	11.06%	10.00%

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $2.3 billion.  Founded as First National Bank of Ionia in 1864, Independent Bank Corporation now operates over 100 offices across Michigan’s Lower Peninsula through one state-chartered bank subsidiary.  This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and title services.  Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, shareholders and the communities it serves.

For more information, please visit the Company’s Web site at:  IndependentBank.com

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as "expect," "believe," "intend," "estimate," "project," "may" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management's beliefs and assumptions based on information known to Independent Bank Corporation's management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Independent Bank Corporation's management for future  operations, products or services, and forecasts of the Company's revenue, earnings or other measures of economic performance, including statements of profitability, estimates of credit quality trends, and statements about the potential value of our deferred tax assets. Such statements reflect the view of Independent Bank Corporation's management as of this date with respect to future events and are not guarantees of future performance.  These forward-looking statements involve assumptions and are subject to substantial risks and uncertainties, such as changes in Independent Bank Corporation's plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include the ability of Independent Bank Corporation to meet the objectives of its capital restoration plan, the ability of Independent Bank to remain well-capitalized under federal regulatory standards, the pace of economic recovery within Michigan and beyond, our ability to collect receivables from Mepco Finance Corporation’s counterparties related to cancellations of payment plans, changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	December 31,
	2011	2010
	(unaudited)
Assets	(In thousands, except share amounts)
Cash and due from banks	62,777	48,933
Interest bearing deposits	278,331	336,441
Cash and Cash Equivalents	341,108	385,374
Trading securities	77	32
Securities available for sale	157,444	67,864
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	20,828	23,630
Loans held for sale, carried at fair value	44,801	50,098
Loans
Commercial	651,155	707,530
Mortgage	590,876	658,679
Installment	219,559	245,644
Payment plan receivables	115,018	201,263
Total Loans	1,576,608	1,813,116
Allowance for loan losses	(58,884)	(67,915)
Net Loans	1,517,724	1,745,201
Other real estate and repossessed assets	34,042	39,413
Property and equipment, net	62,548	68,359
Bank-owned life insurance	49,271	47,922
Other intangibles	7,609	8,980
Capitalized mortgage loan servicing rights	11,229	14,661
Prepaid FDIC deposit insurance assessment	12,609	15,899
Vehicle service contract counterparty receivables, net	29,298	37,270
Accrued income and other assets	18,818	30,545
Total Assets	2,307,406	2,535,248
Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	497,718	451,856
Savings and interest-bearing checking	1,019,603	995,662
Retail time	526,525	530,774
Brokered time	42,279	273,546
Total Deposits	2,086,125	2,251,838
Other borrowings	33,387	71,032
Subordinated debentures	50,175	50,175
Vehicle service contract counterparty payables	6,633	11,739
Accrued expenses and other liabilities	28,459	31,379
Total Liabilities	2,204,779	2,416,163
Shareholders' Equity
Preferred stock, no par value, 200,000 shares authorized; 74,426 shares issued and outstanding at December 31, 2011 and December 31, 2010;per share liquidation preference: $1,089 at December 31, 2011and$1,036 at December 31, 2010	79,857	75,700
Common stock, no par value, 500,000,000 shares authorized;issued and outstanding: 8,491,526 shares at December 31, 2011and 7,860,483 shares at December 31, 2010	248,950	246,407
Accumulated deficit	(214,259)	(189,902)
Accumulated other comprehensive loss	(11,921)	(13,120)
Total Shareholders' Equity	102,627	119,085
Total Liabilities and Shareholders' Equity	2,307,406	2,535,248

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2011	2011	2010	2011	2010
	(unaudited)
	(In thousands)
Interest Income
Interest and fees on loans	$25,766	27,222	32,210	110,574	$142,282
Interest on securities
Taxable	314	297	481	1,422	3,052
Tax-exempt	288	301	338	1,219	1,932
Other investments	362	367	399	1,547	1,585
Total Interest Income	26,730	28,187	33,428	114,762	148,851
Interest Expense
Deposits	2,571	3,230	5,700	15,257	28,164
Other borrowings	1,198	1,183	1,662	4,936	9,034
Total Interest Expense	3,769	4,413	7,362	20,193	37,198
Net Interest Income	22,961	23,774	26,066	94,569	111,653
Provision for loan losses	6,917	6,171	7,528	27,946	46,765
Net Interest Income After Provision for Loan Losses	16,044	17,603	18,538	66,623	64,888
Non-interest Income
Service charges on deposit accounts	4,617	4,623	4,887	18,306	21,511
Interchange income	2,259	2,356	2,160	9,091	8,257
Net gains (losses) on assets
Mortgage loans	3,509	2,025	4,286	9,262	12,330
Securities	(22)	(57)	14	249	1,639
Other than temporary loss on securities available for sale
Total impairment loss	(614)	(4)	(28)	(760)	(462)
Loss recognized in other comprehensive income	-	-	-	-	-
Net impairment loss recognized in earnings	(614)	(4)	(28)	(760)	(462)
Mortgage loan servicing	(126)	(2,655)	2,465	(2,011)	(523)
Title insurance fees	375	299	644	1,465	2,037
Decrease in fair value of U.S. Treasury warrant	112	29	393	1,137	393
Gain on extinguishment of debt	-	-	-	-	18,066
Other	2,381	2,639	2,388	10,174	8,565
Total Non-interest Income	12,491	9,255	17,209	46,913	71,813
Non-interest Expense
Compensation and employee benefits	12,452	12,654	12,262	50,484	51,711
Loan and collection	2,309	2,658	3,947	12,414	15,323
Occupancy, net	2,768	2,651	2,791	11,183	11,016
Vehicle service contract counterparty contingencies	6,046	1,345	4,386	11,048	18,633
Data processing	2,524	2,502	2,367	9,751	9,554
Net losses on other real estate and repossessed assets	1,710	1,931	4,843	5,824	9,722
Furniture, fixtures and equipment	1,307	1,308	1,582	5,535	6,540
Legal and professional	1,611	751	1,239	3,941	4,100
Credit card and bank service fees	727	869	1,237	3,656	5,790
Communications	852	863	996	3,552	4,138
FDIC deposit insurance	735	885	1,589	3,507	6,805
Advertising	539	740	567	2,503	2,712
Provision for loss reimbursement on sold loans	973	251	55	1,993	215
Recoveries related to unfunded lending commitments	(48)	(172)	(65)	(36)	(536)
Other	2,208	2,226	2,601	8,593	9,277
Total Non-interest Expense	36,713	31,462	40,397	133,948	155,000
Loss Before Income Tax	(8,178)	(4,604)	(4,650)	(20,412)	(18,299)
Income tax expense (benefit)	536	(482)	(504)	(212)	(1,590)
Net Loss	$(8,714)	$(4,122)	$(4,146)	$(20,200)	$(16,709)
Preferred stock dividends and discount accretion	1,055	1,043	796	4,157)	4,095
Net Loss Applicable to Common Stock	$(9,769)	$(5,165)	$(4,942)	$(24,357)	$(20,804)

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2011	2011	2010	2011	2010
	(unaudited)
Per Common Share Data
Net Loss Per Common Share (A)
Basic (B)	$(1.15)	$(.61)	$(0.65)	$(2.94)	$(4.09)
Diluted (C)	(1.15)	(.61)	(0.65)	(2.94)	(4.09)
Cash dividends declared per common share	.00	.00	.00	.00	.00

Selected Ratios (D)
As a Percent of Average Interest-Earning Assets
Interest income	5.12%	5.44%	5.58%	5.36%	5.81%
Interest expense	0.72	0.85	1.23	0.94	1.45
Net interest income	4.40	4.59	4.35	4.42	4.36
Net Loss to (A)
Average common shareholders’ equity	(124.60)%	(56.07)%	(43.56)%	(68.44)%	(54.38)%
Average assets	(1.68)	(0.89)	(0.75)	(1.02)	(0.75)

Average Shares
Basic (B)	8,480,507	8,400,950	7,646,814	8,277,280	5,089,651
Diluted (C)	69,908,107	50,999,510	58,713,431	69,687,356	41,467,959

(A) These amounts are calculated using net loss applicable to common stock.

(B) Average shares of common stock for basic net loss per common share include shares issued and outstanding during the period and participating share awards.

(C) Average shares of common stock for diluted net loss per common share include shares to be issued upon conversion of convertible preferred stock, shares to be issued upon exercise of common stock warrants, shares to be issued upon exercise of stock options, restricted stock units and stock units for a deferred compensation plan for non-employee directors.  For any period in which a loss is recorded, the assumed conversion of convertible preferred stock, assumed exercise of common stock warrants, assumed exercise of stock options, restricted stock units and stock units for a deferred compensation plan for non-employee directors would have an anti-dilutive impact on the loss per share and are thus ignored in the diluted per share calculation.

(D) Ratios have been annualized for quarterly periods.